UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 20, 2011

ACCESS TO MONEY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19657	93-0809419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Kings Highway N, Suite G100
Cherry Hill, New Jersey 08034

(Address of Principal Executive Offices) (Zip Code)

(856) 414-9100

 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Pursuant to a Loan and Security Agreement dated as of September 3, 2010 (the “Senior Loan and Security Agreement”) by and among Access to Money, Inc. (the “Company”), the Company’s subsidiaries, and Sovereign Bank, the Company obtained $5.5 million of senior secured financing (the “Senior Loan”).  The Senior Loan is due September 3, 2015, accrues interest at the rate of 6.81% per annum, requires monthly payments of principal and interest amortizing over a five year period, and is secured by substantially all of our assets.  The Senior Loan and Security Agreement contains financial covenants which, as amended, require that we maintain a minimum liquidity of $1.0 million on deposit with Sovereign Bank increasing to $1.5 million on December 31, 2011; maintain a fixed charge coverage ratio of not less than .65 to 1 as of the quarter ended June 30, 2011, increasing to 1.25 to 1 for quarters ending on or after December 31, 2011; and maintain a funded debt to EBITDA ratio of not more than 2.35 to 1 for the quarter ended June 30, 2011, decreasing to 2 to 1 for quarters ending on or after September 30, 2011.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 field with the SEC on August 15, 2011, the Company did not meet the fixed charge coverage ratio or the funded debt to EBITDA ratio for the quarter ended June 30, 2010, however, these violations were waived by Sovereign Bank.  As of June 30, 2011, the Company was in compliance with the minimum liquidity covenant.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2011, on August 15, 2011, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cardtronics USA, Inc., a Delaware corporation ("Cardtronics"), CATM Merger Sub, Inc. (the "Sub"), a Delaware corporation and wholly owned subsidiary of Cardtronics, and LC Capital Master Fund, LP ("LC Capital"), the beneficial owner of 10,997,903 shares of the Company’s outstanding common stock, $0.001 par value (the "Common Stock").  The Agreement contemplates a merger (the "Merger") of Sub with and into the Company pursuant to which we will become a wholly owned subsidiary of Cardtronics. Subsequent to the execution of the Merger Agreement, the Company failed to maintain at least $800,000 on deposit with Sovereign Bank.  This resulted in a breach of the minimum liquidity covenants contained in our Senior Loan and Security Agreement and our 2010 Secured Notes causing an event of default under both facilities.  On September 20, 2011, we entered into separate forbearance agreements (collectively, the “Forbearance Agreement”) with each of Sovereign Bank and LC Capital pursuant to which our lenders agreed not to exercise any of their rights or remedies as a result of the foregoing default until the early of:  (i) the occurrence of any additional event of default under the loan agreements; (ii) a breach by us of the Forbearance Agreement; (iii) the filing of a petition under any bankruptcy or debtor relief law; or (iv) November 15, 2011.  A default in or termination of the Merger Agreement constitutes an event of default under the Forbearance Agreement.  As a result, if the Merger Agreement is terminated Sovereign Bank and LC Capital will have the right to exercise any and all rights and remedies as a result of the foregoing event of default.

Item 9.01  Exhibits

(d)      Exhibits.  The following exhibit is furnished with this Current Report on Form 8-K:

No.	Description

10.1	Forbearance Agreement by and between Access to Money, Inc. and Sovereign Bank dated September 20, 2011.

10.2	Forbearance Agreement by and between Access to Money, Inc. and Lampe Conway & Co. dated September 20, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS TO MONEY, INC.

	By:	/s/ Michael J. Dolan
	Name:	Michael J. Dolan
Date: September 23, 2011	Title:	Chief Financial Officer